EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote
  of Security holders.
-----------------------------------------------------------

EXHIBIT A:

Report of Independent Accountants
To the Board of Trustees and Shareholders of Phoenix-Euclid Market Neutral Fund

In planning and performing our audit of the financial statements of Phoenix-Euclid Market Neutral Fund (the "Fund") for the year ended October 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2000.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
New York, New York
December 11, 2000




EXHIIT B:
RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Phoenix-Euclid
Market Neutral Fund was held on October 12, 2000 to approve the following matters:

1. Amend the fundamental investment restriction of the Fund regarding concentration.

2. Amend the fundamental investment restriction of the Fund regarding diversification.

3. Amend the fundamental investment restriction of the Fund regarding investing in real estate.

4. Amend the fundamental investment restriction of the Fund regarding lending.

5. Amend the fundamental investment restriction of the Fund regarding the issuance of senior securities.

6. Amend the fundamental investment restriction of the Fund regarding underwriting.

7. Amend the fundamental investment restriction of the Fund regarding investing in commodities.

8. Amend the fundamental investment restriction of the Fund regarding borrowing.

9. Ratify the selection of PricewaterhouseCoopers LLP, independent accountants, to audit financial statements of the Fund.


On the record date for this meeting there were 44,799,992 shares outstanding and 65.41% of the shares outstanding and entitled to vote were present by proxy.

                       NUMBER OF VOTES
                                                   DELIVERED
         FOR           AGAINST        ABSTAIN      NOT VOTED

1. Amend the fundamental investment restriction of the Fund
regarding  concentration.
      22,287,643       504,214        721,970       5,791,339

2. Amend the fundamental investment restriction of the Fund
regarding diversification.
      22,324,394       508,645        680,788        5,791,339

3. Amend the fundamental investment restriction of the Fund
of the Funds regarding investing in real estate.
      22,189,138      600,223        724,466         5,791,339

4. Amend the fundamental investment restriction of the Fund
of the Funds regarding lending.
     22,163,694      645,414         704,719         5,791,339

5. Amend the fundamental investment restriction of the Fund
of the Funds regarding the issuance of senior securities.
     22,193,778      609,862        710,187          5,791,339

6. Amend the fundamental investment restriction of the Fund
of the Funds regarding underwriting.
     22,230,418     555,961         727,448          5,791,339

7. Amend the fundamental investment restriction of the Fund
of the Funds regarding investing in commodities.
    22,214,935      599,491         699,401         5,791,339

8. Amend the fundamental investment restriction of the Fund
of the Funds regarding borrowing.
    22,087,279      680,646        745,901          5,791,339

9. Ratify the selection of PricewaterhouseCoopers LLP,
independent accountants, to audit financial statements of
the Fund.
    26,828,317    1,970,547        506,302              0